UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: January 22, 2009

(Date of earliest event reported)

Forbes Energy Services Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Bermuda	333-150853-04	98-0581100
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3000 South Business Highway 281 Alice, Texas	78332
(Address of Principal Executive Offices)	(Zip Code)

(361) 664-0549

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 – Regulation FD

Item 8.01 – Other Information

Forbes Energy Services Ltd. (together with its subsidiaries, the “Company”) announced today the commencement of a consent solicitation from the holders of $205,000,000 in aggregate principal amount of 11% Senior Secured Notes due 2015 (the “Notes”) issued by two of its subsidiaries, Forbes Energy Services LLC and Forbes Energy Capital Inc. The record date has been set as the close of business on January 20, 2009.

In 2008, the Company incurred a one-time, non-cash charge related to deferred taxes resulting from its change in tax status in conjunction with the completion of its reorganization pursuant to which Forbes Energy Services LLC became a wholly-owned subsidiary of the Company on May 29, 2008. This reorganization was undertaken in connection with the Company’s initial public offering in Canada. In addition, the Company expects to record impairment writedowns or writeoffs of long-lived assets, including goodwill and/or other intangibles, for the fourth quarter of 2008 in accordance with GAAP requirements, primarily due to the current depressed and volatile energy market environment and the related decline in the Company’s market capitalization. Such GAAP requirements mandate evaluation of market values as compared to carrying values and the writedown or writeoff of such assets when impaired. As a result of these non-cash charges, the Company expects to have a net loss for 2008 which is lower than expected “net income” as defined in the indenture.

Therefore, the Company is soliciting consents to amend certain provisions of its indenture governing the Notes. The main purpose is to amend the definition of net income under the indenture to provide for the exclusion of certain non-cash charges that do not negatively impact the Company’s current cash flow or are extraordinary, unusual or non-recurring non-cash charges, but that have had and may have the effect of restricting the Company’s ability to make capital expenditures under the indenture. The solicited amendment will allow the Company to remain in compliance with the capital expenditure covenant contained in the indenture for fiscal year 2008 and will allow the Company to make capital expenditures in subsequent years in amounts that are consistent with its long-term business plan, prior planning and capital expenditure budgeting. As an inducement to encourage holders to deliver consents, and as consideration for the delivery of such consents, the Company is offering additional amendments that would provide certain additional rights and benefits to the holders under the indenture.

The Company believes that many other companies are facing similar circumstances with respect to writedowns or writeoffs of non-current assets in the fourth quarter of 2008 as a result of the current depressed and volatile energy market environment and the dramatic decline in equity values across the broad equity markets in the fall of 2008. In light of the current downturn and volatility in the energy industry, the Company, like many other companies in its industry, is not able to accurately forecast its level of business activity for 2009 and beyond.

The approval of the amendments requires the receipt of valid consents (that have not been properly revoked) with respect to a majority in outstanding principal amount of the outstanding Notes not owned by the Company or any affiliate of the Company. The consent solicitation expires at 4:30 p.m., New York time, on February 4, 2009, unless extended by the Company.

Jefferies & Company is serving as Solicitation Agent in connection with the consent solicitation. Questions regarding the terms of the consent solicitation may be directed to the Solicitation Agent at 203-708-5831.

Wells Fargo Bank, N.A. is serving as Tabulation Agent. Questions regarding the delivery procedures for the consents and requests for additional copies of the consent solicitation statement or related documents may be directed to the Tabulation Agent at 612-667-6245.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Forbes Energy Services Ltd.

Date: January 22, 2009	By:	/s/ L. Melvin Cooper
L. Melvin Cooper
Senior Vice President and Chief Financial Officer